August 28, 2000

PERSONAL & CONFIDENTIAL

Peter Brumme
4 Oak Meadow Road
Lincoln, MA 01773

RE: SEPARATION AGREEMENT

Dear Peter,

This letter agreement (the "Agreement") will confirm your resignation from SilverStream Software, Inc. (the "Company") effective August 31, 2000 (the "Separation Date"). The terms of your separation from the Company are set forth below:

o Upon the signing of this Agreement and its becoming effective, the return of all Company property that may be in your possession (other than such Company property (the "Retained Property") as may be necessary to fulfill your obligations during the Transition Period (defined below)) and the transfer of any critical information, the Company shall pay to you a lump sum equal to 3 months base salary calculated at your current annualized rate minus applicable taxes and other withholdings required by law. This severance payment is over and beyond any other money or benefits that otherwise would be due to you from the Company. In addition, anything in your Founders Stock Restriction Agreement to the contrary notwithstanding, the Company shall waive its right to buy back any stock which would vest on or prior to October 31, 2000 and allow you to continue vesting in your restricted stock through October 31, 2000. The Company will further insure that, at the time SEC-related selling restrictions are lifted from your founders shares, it will have prepared and executed the paperwork necessary, including the removal of any restrictive legends, for you to trade those shares free and clear. In addition, the Company acknowledges that, effective on the separation date, you will no longer be an employee, and will not be subject to the trading window restrictions imposed on officers of the Company.

o In exchange for the severance payment described above, you agree to release forever all the rights and claims that you now have for relief of any kind from the Company, its officers, directors, employees, shareholders and agents, arising out of your employment with the Company up until the date this letter is signed. This release includes, but is not limited to, claims and rights under any state, federal or other governmental law, statute, regulation, ordinance or other legal restriction. This means that you may not sue the Company, its officers, directors, employees, shareholders, and agents for any claims arising out of your employment with or termination from the Company. The Company similarly agrees to release forever any rights and claims against you arising out of your employment with the Company. The foregoing release is not intended and does not release or waive any rights that you may have arising out of your ownership of shares of stock in the Company.


o In addition, you agree not to disclose any "Proprietary Information" as defined in the attached employee agreement and, for a period of one year following the Separation Date, you agree not to recruit, solicit, hire or engage as an independent contractor, any employee of the Company and not to solicit, divert, take away or attempt to divert or take away any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were clients, customers or accounts during the term of your employment with the Company or who are clients, customers or accounts during the one-year period following the Separation Date.

o Finally, for a period of three months from the Separation Date (the "Transition Period"), you agree that, at the Company's request, you will assist in efforts to transfer the management of the Marketing Group by being available to answer questions, participate in conference calls and attend meetings. You will be paid for this assistance with a lump sum payment of $20,000 (2/3 of your annual bonus) at the end of the consulting term (November 30, 2000), and you will not be expected to consult for the Company more than one-quarter your current time. Your status during this period will be that of an independent contractor.

o You will be paid all of your salary and accrued vacation pay through the Separation Date and you acknowledge that as of the effectiveness of this Agreement you have received all of such salary and vacation pay.

o Other than the Retained Property, you represent and warrant that you have returned to the Company any and all documents, materials and information related to the business (present and otherwise) of the Company and its affiliates and all other property of the Company and its affiliates in your possession or control, including but not limited to keys to Company premises, files and other proprietary information, computers, phones and any credit cards and telephone calling cards issued to you through the Company or any of its affiliates and excluding only the enclosed copy of this Agreement and copies of any Company benefit plans in which you have been or currently are a participant. Except as set forth in the next paragraph, you will return all Retained Property at the end of the Transition Period.

o At the end of the transition period, you will have the opportunity to purchase your laptop computer for the lesser of fair market or book value, as determined by mutual agreement between you and the Company's IT department. If you elect to purchase your laptop, the IT department will provide the assistance necessary to reconfigure the machine for your personal use.

o Your benefits under the Company's medical and dental plans will continue through October 31, 2000. Your rights to continue medical and/or dental benefits under the COBRA statute will commence on October 31, 2000 and entitle you to participate in the Company`s group health insurance plans under the terms of this statute. Documents describing COBRA are attached.

o Your benefits under the Company's life and long-term disability insurance group plans may be converted to individual polices. Information regarding the terms of their conversions is attached.

o Since there currently is no money in your ESPP account, you will not need to request any reimbursement.

o The existence of this Agreement and the terms hereof are to be treated as confidential and you shall not disclose the existence of this Agreement or the terms hereof without the prior written consent of the Company.

The Company wants to be certain that you understand and agree with the terms and conditions of this Agreement. Therefore, the Company encourages you to study the Agreement carefully and to consider seeking the advice of an attorney before signing. Your eligibility to receive the separation pay described herein is contingent upon your signing this Agreement.

If you wish to accept the severance payment in accordance with the terms stated in this Agreement, please return one signed copy of this letter to Jennifer Rogers in the Human Resources department by 5:00 p.m., September 19, 2000 (21 days from the date you receive the Agreement). You will have 7 days to revoke your signature after signing the Agreement. If you intend to revoke your signature, you should do so in writing addressed to me at the Company. This Agreement will not become effective, and no severance will be paid to you, until the eighth day after you sign the Agreement.

Sincerely,



Charles C. Cabot III
Vice President, Human Resources

Accepted and Agreed:                                            Date:
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                           Name